UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒         Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

GIGAMON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

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	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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This Schedule 14A filing consists of the following communications relating to the proposed acquisition of Gigamon Inc. (“Company”) by Ginsberg Holdco, Inc. (“Newco”) and Ginsberg Merger Sub, Inc., a wholly-owned subsidiary of Newco (“Merger Sub”) pursuant to the terms of an Agreement and Plan of Merger, dated October 26, 2017 by and among the Company, Newco and Merger Sub:

(1)	Sales Email; and

(2)	Sales FAQ.

Each item listed above was first used or made available on October 27, 2017.

Sales Email

Hello to the customer-facing Gigamon team around the world!

As mentioned in yesterday’s employee meeting, attached please find an FAQ that contains key messages you can use if asked about the definitive agreement to be acquired by Elliott by a customer or partner.

Please contact the executive team if you have any questions or comments beyond the scope of this FAQ.

Best,

Kim

Kim DeCarlis | Chief Marketing Officer

Gigamon | 3300 Olcott Street, Santa Clara, CA 95054

Office: +1 (xxx) xxx-xxxx

www.gigamon.com

Sales FAQ Definitive Agreement October 27, 2017

On October 26, Gigamon announced that it had entered into a definitive agreement to be acquired and taken private by Elliott Management. Gigamon is looking forward to working with Elliott as it enters the next stage of our business as a private company. As a private company, we will have added flexibility to continue to strengthen our business and execute our strategic plan while maintaining our unique culture focused on innovation, collaboration, trust and putting employees first. This FAQ was prepared to help customer-facing Gigamon team members with key message points they can use if asked about this transaction by a customer or partner.

What should I say to customers or partners?

It’s important to stick to the facts:

•	Gigamon announced that it entered into a definitive agreement to be acquired by Elliott Management. Elliott’s investment is led by its private equity affiliate, Evergreen Coast Capital.

•	At the completion of the transaction, which is expected in the first quarter of 2018, Gigamon will be a privately held company, and no longer traded on the New York Stock Exchange.

Why did Gigamon choose Elliott?

Elliott sees that the demand for visibility solutions to enable next generation security infrastructure is real, growing, and remains poorly addressed by others today. This represents a very exciting and disruptive market and through our new partnership with Elliott, we will be able to continue to capitalize on this market growth.

What does it mean to customers and partners? What will change?

While the Gigamon ownership structure is evolving, our business strategy, position as the market leader and commitment to customers and partners remain the same. We believe this transaction should be seamless for customers and partners, and there should be no impact on the products or services we deliver. Also unchanged is our focus on innovation, and earning their trust and business as we continue to provide solutions that address customer security use cases today, as well as others into the future.

How do I respond to the statements competitors might make, to counter the FUD-factor?

In addition to emphasizing the points above, you can share the following information:

•	Elliott chose Gigamon because we are the clear leader in the market that we built and continue to define.

•	They are committed to working with Gigamon to build on the Company’s leadership and extend our global relationships with customers and partners.

•	In addition, emphasize our clear #1 market share position as reported by IHS Markit in May.

When will I get more information?

Please continue to participate in the monthly Town Hall meetings, which were established to supplement the existing communications structure of one-on-ones, team meetings and functional all hands meetings. In combination, these will be used to provide updates as the situation warrants. In the meantime, the most important thing to do is to continue focusing on meeting and beating customers’ expectations and delivering a strong Q4. If you are faced with a question you cannot answer, please refer it to any of Paul Shinn, Paul Hooper or Rex Jackson.